Exhibit 10.1

ASTROTECH CORPORATION

TRANSACTION BONUS PLAN

This Astrotech Corporation Transaction Bonus Plan (this “Plan”) was approved and adopted by the Board of Directors (the “Board”) of Astrotech Corporation, a Delaware corporation (the “Company”), effective as of November 5, 2025 (the “Effective Date”).

SECTION 1.         PURPOSE.

The purpose of the Plan is to secure and retain the services of certain key service providers of the Company and to provide incentives for such persons to exert maximum efforts to achieve a successful consummation of a Qualifying Transaction (as defined below).

SECTION 2.         DEFINITIONS.

Unless a different meaning is required when used in context, the following terms and conditions will have the meanings set forth below when used in this Plan:

2.1    “Administrator” means the Board or such committee of the Board as is designated by it to administer the Plan. As of the Effective Date, the Board has appointed the Compensation Committee of the Board to serve as the Administrator of the Plan.

2.2    “Award Letter” means the written letter from the Company to a Participant designating such Person as a Participant in the Plan and setting forth, among other terms, the Participant’s Bonus Pool Percentage.

2.3    “Affiliate” means, with respect to any person, a person that directly or indirectly controls, is controlled by, or is under common control with such person.

2.4    “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

2.5    “Board” has the meaning set forth in the preamble to the Plan.

2.6    “Bonus Pool” has the meaning set forth in Section 5.1.

2.7    “Bonus Pool Percentage” means a percentage of the Bonus Pool awarded to a Participant and set forth in such Participant’s Award Letter.

2.8    “Cause” has the meaning assigned to such term in any individual service, employment or severance agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means (i) the conviction of Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the commission by the Participant of a material act of fraud upon the Company or any Affiliate, or any customer or supplier thereof; (iii) the misappropriation of funds or property of the Company or any Affiliate, or any customer or supplier thereof; (iv) the willful and continued failure by the Participant to perform the material duties assigned to him or her that is not cured to the reasonable satisfaction of the Company within thirty (30) days after written notice of such failure is provided to Participant; (v) the engagement by the Participant in any direct and material conflict of interest with the Company or any Affiliate without compliance with the Company’s or Affiliate’s conflict of interest policy, if any, then in effect; or (vi) the engagement by the Participant, with or without the written approval of the Company, in any material activity which competes with the business of the Company or any Affiliate or which would result in a material injury to the business, reputation or goodwill of the Company or any Affiliate. Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause.

2.9    “Claims” has the meaning set forth in Section 9.7.

2.10    “Code” means the Internal Revenue Code of 1986, as amended.

2.11    “Common Stock” means the common stock of the Company, par value $0.001.

2.12    “Company” means Astrotech Corporation, a Delaware corporation, and any successor entity thereto.

2.13    “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or an Affiliate, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or any Affiliate.

2.14    “Effective Date” has the meaning set forth in the preamble to the Plan.

2.15    “Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any Affiliate of the Company.

2.16    “Excise Tax” has the meaning set forth in Section 8.1.

2.17    “Good Reason” means the occurrence of any of the following events without the participant’s prior consent: (i) a reduction of more than thirty percent (30%) of the participant’s base compensation; (ii) any change in the participant’s status, reporting, duties or position that represents a demotion or diminution from the participant’s status, reporting, duties or position; or (iii) a material breach by the Company of the participant’s employment or service agreement; provided, that any such event shall not constitute Good Reason unless and until the participant shall have provided the Company with notice thereof no later than thirty (30) days following the initial occurrence of such breach and the Company shall have failed to remedy such breach within thirty (30) days following receipt of such notice (such thirty (30)-day period, the “Good Reason Cure Period”). If, at the end of the Good Reason Cure Period, the event or condition that constitutes Good Reason has not been remedied, the participant will be entitled to terminate service for Good Reason during the thirty (30)-day period that follows the end of the Good Reason Cure Period. If the participant does not terminate service during such thirty (30)-day period, the participant shall not be permitted to terminate service for Good Reason as a result of such event or condition.

2.18    “Net Proceeds” means, with respect to a Qualifying Transaction, the actual aggregate fair market value of the proceeds to be received by the Company or its stockholders in connection with the closing of a Qualifying Transaction, excluding any proceeds subject to escrows, holdbacks, earnouts and other contingencies, as determined by the Administrator, (i) after repayment of any indebtedness, liabilities or capital lease obligations of the Company, if applicable, (ii) net of any fees associated with the Qualifying Transaction, including, without limitation, investment banking, accounting, consulting and attorney fees, and (iii) without making any adjustment for amounts to be paid under the Plan.

2.19    “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.20    “Participant” means an Employee, Contractor, or Outside Director that has been selected by the Administrator to participate in the Plan.

2.21    “Payment” has the meaning set forth in Section 8.1.

2.22    “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

2.23    “Qualifying Termination” means a termination of a Participant’s service by the Company without Cause or by the participant for Good Reason in connection with or during the six (6) month period prior to occurrence of a Qualifying Transaction.

2.24    “Qualifying Transaction” means the occurrence of an event set forth in any one of the following paragraphs following the Effective Date:

(a)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (c) below; or

(b)    there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(c)    the sale or disposition by the Company of all or substantially all of the Company’s assets or the sale of a major Subsidiary, other than (i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; or

(d)    Persons are or become, collectively, the Beneficial Owners, in a transaction or series of integrated transactions which is negotiated with the Company, of securities of the Company which were acquired directly from the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (c) above.

Notwithstanding the foregoing, a Qualifying Transaction shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of integrated transactions. For purposes of this definition of Qualifying Transaction, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

2.25    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.26    “Termination of Service” means a Participant ceases to serve as an Employee, Contractor or Outside Director of the Company and its Subsidiaries, for any reason; provided that such cessation constitutes a “separation from service” under Section 409A of the Code and the regulations and guidance issued thereunder.

2.27    “Transaction Bonus” means a bonus payable pursuant to this Plan.

SECTION 3.         ADMINISTRATION.

3.1    Designation of Administrator. Subject to the terms of this Section 3, the Plan shall be administered by the Administrator.

3.2    Administrator’s Powers. The Administrator shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Administrator shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Administrator, and the application of rules and regulations to a particular case or issue by the Administrator, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. The Administrator shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power and duty to:

(a)    designate the Participants of the Company and its Affiliates who shall participate in the Plan;

(b)    maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)    adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein;

(d)    enforce the terms of the Plan and the rules and regulations it adopts;

(e)    review claims and render decisions on claims for benefits under the Plan;

(f)    employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Administrator considers necessary or desirable in connection with its duties hereunder; and

(g)    perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

SECTION 4.         ELIGIBILITY; GRANT OF AWARDS; FORFEITURE

4.1    Designation of Eligible Participants.  Awards under this Plan may be made from time to time and each Participant will be notified of his or her participation hereunder in writing pursuant to an Award Letter, which writing will also specify the Bonus Pool Percentage that he or she is eligible to earn in connection with a Qualifying Transaction.

4.2    Award Letters. The grant of Transaction Bonus awards shall be authorized by the Administrator and shall be evidenced by an Award Letter in a form approved by the Administrator, between the Company and the Participant. Each such Award Letter is subject to the express terms and conditions of this Plan, and shall set forth the Participant’s Bonus Pool Percentage and other terms and conditions that, in the sole judgment of the Administrator, are appropriate and not inconsistent with this Plan.

4.3    Forfeiture. A Participant’s eligibility for a Transaction Bonus shall cease and be forfeited (a) upon the Participant’s Termination of Service for any reason (other than a Qualifying Termination), or (b) if the Participant fails to timely return the release described in Section 5.3 below. The Participant shall have no right to any payments with respect to any forfeited Transaction Bonus. If a Participant’s eligibility for a Transaction Bonus is forfeited, the Administrator may (but is not required to) reallocate such Participant’s Bonus Pool Percentage in the Bonus Pool to other Participants (who may be either new or existing Participants).

4.4    Termination of Service Prior to a Qualifying Transaction.  If a Participant incurs a Qualifying Termination, then such Participant shall remain eligible to receive a Transaction Bonus, provided that such Qualifying Transaction is completed and such transaction closes within the six (6) months following such Participant’s Termination of Service.

4.5    Unallocated Bonus Pool.  If any portion of the Bonus Pool is unallocated at the time of a Qualifying Transaction, such unallocated portion will not be paid and shall be available for distribution to the Company and its shareholders pursuant to the terms of the agreements governing the Qualifying Transaction, unless the Administrator determines otherwise.

SECTION 5.         BONUS POOL; PAYMENT OF TRANSACTION BONUS.

5.1    Bonus Pool. The aggregate amount of the Transaction Bonuses payable to all Participants under this Plan shall be an amount equal to a percentage of the Net Proceeds received by the Company or the Company’s stockholders in connection with a Qualifying Transaction, as determined by the Administrator, as follows: (i) ten percent (10%) of the first $50 million of Net Proceeds, plus (ii) five percent (5%) of the amount of Net Proceeds between $50 million and $100 million, plus (iii) two percent (2%) of the amount of Net Proceeds in excess of $100 million. No Bonus Pool shall be established unless the amount of the Net Proceeds in connection with a Qualifying Transaction equals or exceeds $30 million.

5.2    Timing and form of Transaction Bonus Payments. Subject to Section 5.3 below, each Participant who is actively providing services to the Company or its Affiliates on the closing date of a Qualifying Transaction (unless such Qualifying Transaction occurs within the time-period for a Participant who has incurred a Qualifying Termination) will be paid such Participant’s applicable Transaction Bonus on or within thirty (30) days following the closing date of the Qualifying Transaction. All Transaction Bonuses will be paid in cash in a single lump sum.

5.3    Release of Claims.  Payment of any Transaction Bonus shall be conditioned on the Participant’s execution and delivery, at the time the Transaction Bonus is payable, of a general release of claims against the Company and its Affiliates, and their respective successors, in a form reasonably prescribed by the Company (or its successor) that becomes effective and irrevocable within thirty (30) days after the applicable payment event.

5.4    Share Purchases. In connection with a Qualifying Transaction, each Participant that receives a Transaction Bonus shall, subject to any securities laws requirements or restrictions, be eligible to purchase shares of Common Stock (or shares of its successor if applicable) using the after-tax Transaction Bonus proceeds payable to such Participant. Such Participant must elect to purchase shares with such after-tax Transaction Bonus proceeds at least ten (10) business days prior to the closing of the Qualifying Transaction, subject to the approval of such purchase by the Administrator. For the avoidance of doubt, no shares of Common Stock are reserved or issuable under the terms of this Plan.

SECTION 6.         WITHHOLDING; TAXES.

The Company will withhold from any Transaction Bonus (or from any other compensation payable to a Participant) all taxes and other payroll deductions required to be withheld from any Transaction Bonus.  Alternatively, if required by the Company, as an additional condition of payment hereunder, a Participant will make arrangements satisfactory to the Company for the payment of any such taxes and other deductions.

SECTION 7.         AMENDMENT; TERMINATION.

7.1    Effective Date. The Plan shall be effective as of the Effective Date and shall remain in effect until the date that is the earlier of (i) five (5) years following the Effective Date, or (ii) it is terminated in accordance with Section 7.2 below.

7.2    Amendment and Termination. The Company may at any time and from time to time, in its sole discretion (i) amend, in whole or in part, any or all of the provisions of this Plan, or (ii) terminate the Plan by the adoption of a resolution by the Board. Upon a Qualifying Transaction, the terms of the Plan may not be amended with respect to such Qualifying Transaction. This Plan shall terminate immediately upon the occurrence of a Qualifying Transaction described in paragraphs (a), (b) and (c) of the definition of Qualifying Transaction; provided that the obligation to make any payments in connection with such Qualifying Transaction required pursuant to the terms hereof shall remain outstanding until satisfied in full.

SECTION 8.         PARACHUTE PAYMENTS.

8.1    Best Net Benefit. Notwithstanding anything herein to the contrary, if any payment or benefit a Participant would receive from the Company pursuant to this Plan or otherwise (a “Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this Section 8, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Participant.  If a reduction in the Payment is to be made, (x) the Payment will be paid only to the extent permitted under clause (i), and the Participant will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards; and (C) reduction of other benefits payable to the Participant.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.

8.2    Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the closing of the Qualifying Transaction will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the acquiring company or otherwise refuses to make such calculations, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the affected Participant within fifteen (15) days before the closing of the Qualifying Transaction (if requested at that time by the Company or the Participant) or such other reasonable time as requested by the Company or a Participant.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and the Participants.

SECTION 9.         MISCELLANEOUS PROVISIONS.

9.1    Inalienability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

9.2    No Right to Continue in Employment or Service. Nothing in the Plan shall confer upon any individual the right to continue in the employ or service of the Company (or any Affiliate thereof) or interfere with or restrict in any way the right of the Company (or any Affiliate thereof) to discharge any Participant’s service at any time (subject to any contract rights of such Participant), including, without limitation, before or after the date such Participant is eligible for payment with respect to an Award Letter.

9.3    Accounting of Compensation. Unless otherwise specifically provided in such benefit plan, no amounts paid to a Participant under this Plan shall be considered to be salary or other compensation for purposes of computing such Participant’s benefits under any plan or arrangement maintained by the Company or its Affiliates for its employees.

9.4    No Examination/Information Rights. No Participant shall have any right to examine the books and records of Company or its Affiliates or the right to obtain any confidential information about the Company or its Affiliates (including, without limitation, any non-public governing documents or financial records) as a result of such Participant’s receipt of an Award Letter, as a result of the existence of this Plan, or as a result of any action taken (or omitted to be taken) by the Administrator.

9.5    Indemnification of Administrator; No Duties; Waiver of Claims. Neither the Administrator, nor any officer of the Company acting on behalf or act the direction of the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and the Administrator and each Person acting on behalf of, or at the direction of, the Administrator shall be indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, neither the Administrator nor any Affiliate of the Company shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Letter or any Claim (as defined below) arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Letter) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against the Administrator and any Affiliate of the Company arising out of this Plan.

9.6    No Trust or Plan Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award Letter shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any payment under the Plan. Nothing contained in this Plan will constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award Letter, such right shall be no greater than the right of any general unsecured creditor of the Company. This Plan is intended to be a bonus plan and is not intended to be a plan covered by the Employee Retirement Income Security Act of 1974, as amended.

9.7    Governing Law. The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of Delaware, without application of the principles of conflicts of laws. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Letter (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate. Each Award Letter shall require the Participant to release and covenant not to sue any Person other than the Company over any Claims. The individuals and entities described above in this Section 9.7 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 9.7.

9.8    Section 409A of the Code. All Transaction Bonuses shall be subject to a substantial risk of forfeiture until the required performance condition of the consummation of the Qualifying Transaction occurs. For the avoidance of doubt, it is intended that the benefits payable under this Plan satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and, to the extent not so exempt, that the benefits payable under this Plan be in compliance with Section 409A of the Code. However, the Company does not make any representations, guarantees or promises to a Participant with respect to the treatment of the Plan under Section 409A of the Code, and each Participant is advised to consult with their tax advisors. Each Participant will be responsible for their own tax obligation in connection with any Transaction Bonuses payable under the Plan, including, without limitation, under Section 409A of the Code.

9.9    Construction of Plan; Severability. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely. In the event that any term or provision contained in this Plan is held by a court of competent jurisdiction or an arbitrator to be invalid, illegal or unenforceable in any respect for any reason, such invalid, illegal, or unenforceable term or provision shall not affect any other term or provision that is contained in this Plan and this Plan shall be construed in all respects as if the invalid, illegal or unenforceable term or provision had never been contained herein.

9.10    Integrated Plan. This Plan (along with any Award Letter provided to a Participant) constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understanding or representations between the Company and the Participant pertaining to or concerning the subject matter of this Plan. No oral statements or prior written material not specifically incorporated in this Plan or a Participant’s Award Letter shall be of any force and effect, and no changes in or additions to this Plan shall be recognized, unless incorporated in this Plan by written amendment executed in accordance with the provisions of Section 7.2, such amendment to become effective on the date stipulated in it. Each Award Letter shall require each Participant to acknowledge and represent that the Participant did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company in connection with the Plan or the Award Letter, and that the Participant has relied on the Participant’s own judgment in entering into the Award Letter.

9.11    Confidentiality. By accepting an Award Letter, each Participant agrees to keep the terms of the Plan and Award Letter completely confidential and shall not disclose same to any Person; provided, however, the Participant may disclose the terms to the Participant’s family and financial, tax, professional, pastoral and legal advisors or as otherwise permitted by applicable law. Before sharing this Plan, the Award Letter or their terms with the Participant’s family or financial, tax, professional, pastoral and/or legal advisors, the Participant agrees to notify them of this confidentiality requirement and require them to agree to this confidentiality requirement.

A copy of this Plan shall be kept on file in the principal office of the Company in Austin, Texas (or such other location of the principal office of the Company while this Plan is in effect).

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[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the Effective Date.

ASTROTECH CORPORATION,
a Delaware corporation

By:	/s/ Thomas B. Pickens III

Name:	Thomas B. Pickens III

Title:	Chief Executive Officer, Chief Technology Officer and Chairman of the Board

Signature Page to the Astrotech Corporation Transaction Bonus Plan